Exhibit 10.2

LIFE INSURANCE PREMIUM AND TAX BONUS AGREEMENT

This LIFE INSURANCE PREMIUM AND TAX BONUS AGREEMENT is made as of the 22nd day of May, 2006 between COMCAST CORPORATION, a Pennsylvania corporation (together with its subsidiaries, the “Company”), and BRIAN L. ROBERTS (“Roberts”).

BACKGROUND

The Company, in addition to other forms of compensation (including life insurance) provided to Roberts, and pursuant to the requirements of an Employment Agreement between the parties dated as of June 1, 2005, wishes to provide funding to Roberts for additional life insurance protection having an aggregate death benefit amount of $50,000,000 under policies of life insurance insuring the life of Roberts, which are owned by a trust created by Roberts, as described on the attached Schedule A and which were or will be issued by the insurance companies identified in Schedule A (such policies referred to individually as a “Policy” and collectively as the “Policies” and the insurance companies identified on Schedule A referred to individually as the “Insurer” and collectively as the “Insurers”).

AGREEMENT

Intending to be legally bound, the Company and Roberts agree as follows:

1. Life Insurance Premiums. At or as soon as practical following the due date of each annual premium under each Policy, the Company shall pay to Roberts the full amount of the annual premium under such Policy. The payment or payments made to Roberts under this Section 1 are referred to individually as a “Premium Payment” and collectively as the “Premium Payments.”

2. Bonus.

(a) In addition to the Premium Payments, the Company shall pay to Roberts, at or as soon as practical following the time each Premium Payment is to be made under Section 1, the following supplemental amount with respect to each such Premium Payment (such amount referred to individually as a “Bonus” and collectively as the “Bonuses”): an income tax gross-up amount equal to (i) the product of such Premium Payment times the highest marginal income tax rate, (ii) divided by one minus the highest marginal income tax rate. The term “highest marginal income tax rate” shall mean the sum of the highest marginal combined local, state and federal personal income tax rates (including any state unemployment compensation tax rate, any surtax rate, and the Medicare hospital insurance tax rate imposed on employees under the Federal Insurance Contributions Act), as in effect for the calendar year as to which the Bonus relates, provided that in determining such tax rate the highest marginal local and state income tax rates shall be reduced by such number of percentage points as will give effect to the tax benefit obtained by Roberts in connection with his deduction of state and local taxes for federal income tax purposes.

(b) All Bonuses to be paid under this Agreement are subject to applicable tax withholding requirements.

3. Payment in All Events. The Company shall satisfy during the terms of the Policies and continue to satisfy thereafter its obligations under this Agreement for all benefits granted to Roberts until the death of Roberts, notwithstanding any prior termination of employment of Roberts.

4. Policy Proceeds. Upon the death of Roberts, the Policies shall be paid directly to the beneficiary or beneficiaries designated by Roberts (or by the owner of the Policies, if not owned by Roberts) in the manner and in the amount or amounts provided in the beneficiary designation provision of the applicable Policy. The Company shall have no claim with respect to the proceeds of the Policies, whether on account of the Premium Payments, the Bonuses or otherwise.

5. Termination. Roberts may terminate this Agreement by written notice to the Company. Such termination shall be effective as of the date of such notice. The Company may not terminate this Agreement.

6. Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties to this Agreement, or their respective successors or assigns, and may not otherwise be terminated except as provided herein.

7. Succession. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and Roberts and his successors, assigns, heirs, executors, administrators and beneficiaries.

8. Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by certified mail, postage prepaid, or delivered by a nationally recognized overnight carrier service addressed to such party’s last known address as shown on the records of the Company. The date of such mailing or delivery to such service shall be deemed the date of notice, consent or demand.

9. Captions. The captions of the Sections herein are inserted as a matter of convenience of reference only and in no way define, limit or describe the scope of this Agreement or any provisions hereof.

10. Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania and shall be enforced in the Commonwealth of Pennsylvania.

11. Representations. The Company has the corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action required to have been taken under applicable law and the Company’s organizational documents. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. Neither the execution nor performance of this Agreement by the Company will conflict with or result in the breach of the provisions of the Company’s Articles of Incorporation or Bylaws or any agreement to which the Company is a party, or violate or require any consent under any law, regulation, order or decree.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first-above written.

COMCAST CORPORATION

By:	/S/ BRIAN L. ROBERTS

Brian L. Roberts

Schedule A

Insurer	Amount (in millions)
Phoenix	$10.0000
AIG	$ 3.5000
Nationwide	$ 5.0000
Lincoln National	$ 3.5625
Pacific Life	$ 5.0000
Hartford	$ 5.0000
AIG	$ 5.0000
Travelers	$ 4.1875
Lincoln Benefit	$ 5.0000
Principal	$ 3.7500

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